FOR IMMEDIATE RELEASE

SeanieMac International Ltd Reports 95% increase in 4th quarter gross profit vs 3rd quarter and 72% increase in amounts staked and 2013 recap.

Huntington, NY – January 7, 2014 –

SeanieMac International Ltd, OTCQB symbol, BETS, reports preliminary results for the 4th quarter ending December 31st 2013.

4rh quarter amounts staked were approximately $1,991,759 (€1464,529) as compared to the 3rd quarter amounts staked $1,155,291.80 (€888,686), an increase of 72% percent from the previous quarter. Gross profit grew to $162,577 (€119,542) in the 4rd quarter as compared to $83,021 (€63,863) in the 3rd quarter an increase of 95 percent from the previous quarter.

Total amount staked in December was approximately $847,380 (€623,000). SeanieMac ended the year on an annual run rate of over $10,168,560 (€7,352,941).

(Amounts staked is a non-GAAP financial measure that reflects the gross amount of online sportsbook betting activities.)

Sean McEniff, CEO, stated : “As a year end update for 2013 I think it is important to address some of our publicly disclosed achievements;

SeanieMac has shown month over month growth in total bets for every month since the initial launch of our gaming website “Seaniemac.com” in April 2013. Since our launch in April 2013 we have registered over 6800 users, processed over 71,000 bets, had a total turnover of over $3.4 million dollars (€2,507,893) and generated over $251,000 (€185,000) in gross profit

In the 4th quarter we established marketing partnerships with several affiliate sites including but not limited too “irishracing.com”, “attheraces.com”, “oddschecker.com” and the “Irish Daily Mirror” (Irelands leading tabloid newspaper). SeanieMac plans to add many more partners in 2014 and expects these affiliates to have a major impact on our financial volume turnover in 2014.

SeanieMac is very pleased with this strong start to our business operations but we remain focused and aware that we have a lot of work to do to grow our business in the months and years ahead. Our goal is to be substantially larger in the number of users as well as revenue at the end of 2014 then we are today. We will continue to evaluate all of our marketing initiatives in television, print, radio, PPC and digital media to determine the best allocations for returns on our marketing dollars.. We are also formulating the next evolution in our online platform and product offering. We expect additional announcements on these developments in early 2014”.

About SeanieMac

SeanieMac Limited is a Irish gaming company. It owns and operates “www.SeanieMac.com”, an online sports and casino wagering web-based platform serving gamblers directly under the brand name SeanieMac.com.

While the site offers wagering for many categories outside of sports, SeanieMac intends to capture the Irish market by initially focusing on the Gaelic Athletics Association (GAA) or Gaelic Games as well as Irish horse racing and soccer. The company`s mission is to provide a market-leading, user-friendly website for online gambling, including sports betting and casino gaming (traditional casino, live casino, poker, bingo and interactive skilled games). The Company does not market to U.S. residents and, hereby, specifically discourages them from attempting to access its wagering services.

The Irish gambling industry generated approximately $18.7 billion in revenue in 2011, with $1.7 billion of that generated online. The Irish online gambling sector is projected to reach $3.2 billion in 2012.

As its national pastime, the Gaelic Games have long been popular in Ireland but they are gaining worldwide appeal, especially in areas with large communities of Irish heritage and their descendants, such as the U.S., Canada, Australia and the United Kingdom, where many communities have their own teams and clubs participating in the Gaelic Leagues locally and internationally. To learn more about the GAA, see www.gaa.ie.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Seaniemac International, Ltd. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding our expectations regarding amounts staked and gross profits and our marketing initiatives. Such risks and uncertainties include, among other things, the uncertainty regarding consumer preferences, a decline in the popularity of our website and competition in the online gambling industry. Seaniemac assumes no obligation and does not intend to update these forward-looking statements.

A further description of risks and uncertainties can be found in Seaniemac International, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its reports on Form 10-Q and Form 8-K.

Investor Relations
Chuck Arnold
386.409.0200

info@invrel.net

At the Company
Barry Brookstein

Chief Executive Officer

(386) 409-0200
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